Exhibit 99.1

Court Grants Preliminary Approval of Settlement of Escala Group Shareholder and Derivative Litigation

IRVINE, Calif.--(BUSINESS WIRE)--Escala Group (ESCL.PK), a global collectibles company in stamps, coins, precious metals trading, and art and antiques, today announced that the United States District Court for the Southern District of New York has granted preliminary approval of the settlement of the securities class action and shareholder derivative action commenced against the Company and certain of its current and former officers and directors in May 2006.

As previously announced, as part of the derivative settlement, the Company will recover $5.5 million from insurers on behalf of certain of the named defendants on both proceedings. The Company has also agreed to adopt certain corporate governance policies and procedures, and to pay all court-approved attorneys’ fees, up to a maximum of $925,000, together with approved expenses not to exceed $70,000. The Company’s insurer will fund $475,000 of these amounts.

The proposed settlement of the class action litigation provides for the Company to contribute an aggregate of $6 million in cash and 4 million newly issued shares of its stock to a settlement fund for the benefit of the class; provided that if the average closing price per share on the scheduled date of distribution is less than $2, the Company will issue additional shares so that the total value of the shares issued is $8 million. In the event the average closing price per share on the scheduled date of distribution is below $2 (and in certain other circumstances), the Company has the right to substitute cash for stock. A substantial portion of the cash contribution will be funded by insurers.

The Company’s net cash payment obligations under the proposed settlements, after taking into account recoveries, is approximately $1 million.

The settlement hearing for both proposed settlements will be held on December 2, 2008, at 4:00 p.m., before the Honorable Alvin K. Hellerstein, United States District Judge, at the United States District Court for the Southern District of New York. The purpose of the class action settlement hearing will be to determine: (a) whether the economic terms of the settlement should be approved as fair, just, reasonable and adequate to lead plaintiff and the settlement class; (b) whether the proposed plan to distribute the settlement proceeds is fair, just, reasonable and adequate; and (c) whether the application by lead counsel for an award of attorneys’ fees and expenses should be approved and the extent of a reasonable fee.

The purpose of the hearing for the settlement of the derivative action is to determine whether the proposed settlement terms are fair, reasonable, and adequate. The Court will also consider whether to approve plaintiffs’ counsel’s fees and reimbursement of expenses.

If approved by the Court, all claims against the Company and its current and former officers and directors will be dismissed with prejudice and without any admission of liability or wrongdoing.

Additional information regarding the settlement agreements will be set forth in the Company’s Report on Form 8-K, as filed with the Securities and Exchange Commission.

About Escala Group, Inc.

Escala Group is a consolidated global collectibles network. The Company is a leading auctioneer of stamps, coins, arms, armor and militaria, and other memorabilia, targeting both collectors and dealers. Escala is also a merchant/dealer of certain collectibles and trader of precious metals. The Company's collectibles offerings span the modest to ultra high-end price spectrum. Escala conducts its operations in two business segments: collectibles and trading.

Escala's Group Companies focused on philately are H.R. Harmer Nutmeg of North America; Corinphila Auktionen of Zurich, Switzerland and the Kohler auction house in Wiesbaden, Germany, in our European division; and John Bull Stamp Auctions, Ltd, the oldest philatelic auction house in Hong Kong, comprising our Asia division. Escala's Group Companies in the numismatics division include Teletrade, Bowers and Merena Auctions, North American Certified Trading, and Spectrum Numismatics International, one of the largest wholesalers of rare coins in the U.S. Greg Martin Auctions is in the Company's art and antiques division.

The trading activities of Escala Group are conducted through A-Mark Precious Metals, one of the largest private sellers of bullion coins and bullion gold, silver and platinum to the wholesale marketplace.

SAFE HARBOR STATEMENT

Statements in this press release that relate to future plans, objectives, expectations, performance, events and the like are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ are identified in the public filings made by us with the Securities and Exchange Commission and include the fact that we have disclosed that you should not rely upon our published financial statements and the fact that we have not filed all of our reports required by the Securities Exchange Act of 1934. More information on factors that could affect our business and financial results, as well as the proposed settlement described above, are included in our public filings made with the Securities and Exchange Commission, which are available on the web site of the Securities and Exchange Commission, www.sec.gov. As described above, the proposed settlement is subject to various conditions, and there can be no assurance that such conditions will be satisfied.

The words "should," "believe," "estimate," "expect," "intend," "anticipate," "foresee," "plan" and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Additionally, any statements related to future improved performance and estimates of revenues and earnings per share are forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.

CONTACT:
Escala Group, Inc.
Carol Meltzer, 203-702-8480
cmeltzer@escalagroup.com